Exhibit 99.3

Annual Administrator’s Certificate

Standard & Poor’s Ratings Services
55 Water Street
New York, New York 10041
Attention: Asset-Backed Surveillance Group

Fitch Ratings
One State Street Plaza
New York, New York 10004
Attention: Structured Finance

Moody’s Investors Service Inc.
99 Church Street
New York, New York 10007
Attention: Structured Finance

Wachovia Bank, National Association
401 South Tryon Street
Charlotte, North Carolina 28288
Attention: Structured Finance Trust Services

SLC Student Loan Trust 2005-1
c/o Wilmington Trust Company
Rodney Square North, 1100 North Market Street
Wilmington, Delaware 19890-0001
Attention: Corporate Trust Administration

As an officer of The Student Loan Corporation, the Administrator of SLC Student Loan Trust 2005-1
(the Administrator) pursuant to a certain Administration Agreement dated as of June 15, 2005 between the SLC Student Loan Trust 2005-1 and The Student Loan Corporation (the Administration Agreement), I hereby certify that:

(a)	a review of the activities of the Administrator during the preceding calendar year and of its performance under the Administration Agreement has been made under my supervision, and

(b)
to the best of my knowledge, based on such a review, the Administrator has fulfilled all of its obligations under the Administration Agreement for the period June 15, 2005 through December 31, 2005, and there have been no known defaults in the fulfillment of such obligations.

/s/ Daniel P. McHugh       March 31, 2006
Daniel P. McHugh               Date
Chief Financial Officer
The Student Loan Corporation, as Administrator